Deutsche Bank

Registration Statement No. 333-278331
Dated May 7, 2024; Rule 433
Page 1

Global Markets

5.414% Fixed Rate Senior Debt Funding Notes due May 10, 2029

Senior Debt Funding Notes, Series E

Terms and Conditions *Tuesday, May 7, 2024*

Final Terms of the Notes

Relating to Preliminary Pricing Supplement No. E2 dated May 7, 2024 (the "Preliminary Pricing Supplement"). Capitalized terms used but not defined herein are defined as set forth in the Preliminary Pricing Supplement.

Issuer	:	Deutsche Bank AG New York Branch
Issuer's Senior Preferred Rating	:	A1 (Moody's); A (S&P); A (Fitch)
Form of Debt	:	Senior Debt Funding Notes (Senior preferred) The notes are intended to qualify as eligible liabilities for the minimum requirement for own funds and eligible liabilities of the Issuer.
Aggregate Principal Amount	:	USD 1,000,000,000
Trade Date	:	May 7, 2024
Issue Date	:	May 10, 2024
Maturity Date	:	May 10, 2029
Fixed Rate	:	5.414%
Spread to Benchmark	:	95 bps
Benchmark	:	UST 4.625% April 30, 2029
Benchmark Treasury Yield	:	4.464%
Reoffer Price	:	100.000%
Fees	:	0.300%
Business Day Convention	:	30/360, unadjusted following
Interest Payment Dates	:	Semi-annual in arrears, payable May 10 and November 10 each year, commencing November 10, 2024
Cleanup Redemption	:	We may redeem the notes in our sole discretion, in whole, but not in part, at any time if 25% or less of the aggregate principal amount of notes originally issued on the Settlement Date remains outstanding at such time, at a redemption price equal to 100% of the Principal Amount plus accrued and unpaid interest to, but not including, the redemption date.
Business Days	:	New York and T2
Listing	:	None
Denominations	:	Minimum denominations of USD 150,000 and integral multiples of USD 1,000 in excess thereof
ISIN	:	US251526CW79
CUSIP	:	251526CW7
Sole Book Runner	:	Deutsche Bank Securities Inc.
Joint Lead Managers	:	BBVA Securities Inc. Santander US Capital Markets LLC Scotia Capital (USA) Inc. Standard Chartered Bank AG TD Securities (USA) LLC
Co-Managers	:	Academy Securities, Inc. Cabrera Capital Markets LLC Independence Point Securities LLC Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.
Settlement	:	DTC and Euroclear/Clearstream
Calculation Agent	:	Deutsche Bank AG, London Branch
Documentation	:	SEC Registered
Eligible Liabilities Terms	:	Waiver of right to set-off or net; no events of default; repurchase prior to maturity subject to regulatory approval; recognition of applicable resolution measures
Resolution Measures	:	Holders of notes will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure (as defined under "Resolution Measures and Deemed Agreement" in the Preliminary Pricing Supplement) by the competent resolution authority, which may include the write down of all, or a portion, of any

Registration Statement No. 333 - 278331 Dated May 7, 2024; Rule 433 Page 2 5.414% F IXED R ATE S ENIOR D EBT F UNDING N OTES DUE M AY 10, 2029 S ENIOR D EBT F UNDING N OTES , S ERIES E Terms and Conditions Tuesday, May 7, 2024 Global Markets payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership . If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes . Please see “Resolution Measures and Deemed Agreement” in the Preliminary Pricing Supplement . Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement and prospectus . • Preliminary pricing supplement dated May 7, 2024 : https://www.sec.gov/Archives/edgar/data/1159508/000095010324006389/dp210716_424b2 - e2.htm • Prospectus supplement dated April 26, 2024 : https://www.sec.gov/Archives/edgar/data/1159508/000095010324005864/crt_dp210218 - 424b2.pdf • Prospectus dated April 26, 2024 : https://www.sec.gov/Archives/edgar/data/1159508/000119312524118649/d776815d424b21.pdf Prohibition of Sales To EEA Retail Investors The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) . For these purposes, a retail investor means a person who is one (or more) of : (i) a retail client as defined in point (11) of Article 4 (1) of Directive 2014 / 65 /EU (as amended, “MiFID II”) ; or (ii) a customer within the meaning of Directive (EU) 2016 / 97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4 (1) of MiFID II or (iii) not a qualified investor as defined in the Prospectus Regulation . The expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes . Consequently no key information document required by Regulation (EU) No 1286 / 2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA be unlawful under the PRIIPs Regulation . Prohibition of Sales to UK Retail Investors The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“ UK ”) . For these purposes, a retail investor means a person who is one (or more) of : (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017 / 565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“ EUWA ”) ; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 , as amended (“ FSMA ”), and any rules or regulations made under the FSMA to implement Directive (EU) 2016 / 97 , where that customer would not qualify as a professional client, as defined in point (8) of Article 2 (1) of Regulation (EU) No 600 / 2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation . The expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes . Consequently no key information document required by Regulation (EU) No 1286 / 2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation . MiFID II Product Governance/Professional Investors and ECPs - only Target Market The target market for the notes is eligible counterparties and professional clients, each as defined in MiFID II (all distribution channels, with appropriateness check) having (1) at least informed knowledge and/or experience with financial products, (2) a medium - term investment horizon, (3) general capital formation/asset optimization as their investment objective, (4) no or only minor investment loss bearing capacity and (5) a medium risk tolerance . UK MIFIR product governance/Professional Investors and ECPs - only Target Market The target market for the notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600 / 2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 ("UK MiFIR") (all distribution channels, with appropriateness check) having (1) at least informed knowledge and/or experience with financial products, (2) a medium - term investment horizon, (3) general capital formation/asset optimization as their investment objective, (4) no or only minor investment loss bearing capacity and (5) a medium risk tolerance . Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll - free 1 - 800 - 503 - 4611.